EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information of MFS Global Equity Fund, MFS Global Total Return Fund and MFS Utilities Fund, each a series of MFS Series Trust VI, in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A, No 33-34502).

We also consent to the incorporation by reference in such Statements of Additional Information of our reports, dated December 19, 2012, with respect to the financial statements and financial highlights of MFS Global Equity Fund, MFS Global Total Return Fund and MFS Utilities Fund, included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 25, 2013